EXHIBIT 99.4(e)

ROTH INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT

THIS ENDORSEMENT IS A PART OF THE POLICY TO WHICH IT IS ATTACHED.

This Policy is issued to provide an annuity at retirement within the provisions of Section 408A of the Internal Revenue Code (“IRC”). It is hereby changed by the addition of the following provisions:

1.        Except in the case of divorce (pursuant to a valid qualified domestic relations order), this Policy is nontransferable. This means that, except in the case of divorce, no portion of the Annuitant’s interest in the Policy can be transferred or assigned to any person or entity other than the Company.

2.        The entire interest of the Annuitant in the Policy is nonforfeitable. The Policy is established for the exclusive benefit of the Annuitant and his or her Beneficiaries.

3.        The Annuitant may make Purchase Payments under the Policy, up to the limits specified in paragraph 4 below, only if the Annuitant has taxable compensation for the year. Compensation means wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered (including, but not limited to commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses) and includes earned income, as defined in Code § 401(c)(2) (reduced by the deduction the self-employed individual takes for contributions made to a self-employed retirement plan). For purposes of this definition, § 401(c)(2) shall be applied as if the term “trade or business” for purposes of § 1402 included service described in subsection (c)(6). Compensation does not include amounts derived from or received as earnings or profits from property (including but not limited to interest and dividends) or amounts not included in gross income. Compensation also does not include any amount received as a pension or annuity or as deferred compensation. The term “compensation” shall include any amount includible in the Annuitant’s gross income under § 71 with respect to a divorce or separation instrument described in subparagraph (A) of § 71(b)(2). In the case of a married individual filing a joint return, the greater compensation of his or her spouse is treated as his or her own compensation, but only to the extent that such spouse’s compensation is not being used for purposes of the spouse making a contribution to a Roth IRA or a deductible contribution to a non-Roth IRA.

4.        Except in the case of a rollover contribution as described in IRC § 408A(e) or a recharacterized contribution as described in IRC § 408A(d)(6), no contributions will be accepted unless they are in cash, and the total of such contributions shall not exceed $3,000 for any taxable year beginning in 2002 through 2004, $4,000 for any taxable year beginning in 2005 through 2007, and $5,000 for any taxable year beginning in 2008 and years thereafter.

After 2008, the limit will be adjusted by the Treasury Department for cost-of-living increases under Code § 219(b)(5)(C). Such adjustments will be in multiples of $500.

In the case of an Annuitant who is 50 or older, the annual cash contribution limit is increased by $500 for any taxable year beginning in 2002 through 2005, and $1,000 for any taxable year beginning in 2006 and years thereafter.

This Policy does not require fixed contributions.

5.        The maximum contribution is phased out ratably between certain levels of modified adjusted gross income (“modified AGI,” defined in (b) below). For a single Annuitant or head of household, the annual contribution limit is phased out between $95,000 and $110,000; for a married Annuitant who files jointly or a qualifying widower, between $150,000 and $160,000; and for a married Annuitant filing a separate return, between $0-$10,000.

(a) A rollover from a non-Roth IRA cannot be made to this IRA if, for the year the amount is distributed from the non-Roth IRA, (i) the Annuitant is married and files a separate return, (ii) the Annuitant is not married and has modified AGI in excess of $100,000 or (iii) the Annuitant is married and together the Annuitant and the Annuitant’s spouse have modified AGI in excess of $100,000.

(b) Modified AGI. For purposes of this section, an Annuitant’s modified AGI for a taxable year is defined in § 408A(c)(3)(C)(i) and does not include any amount included in adjusted gross income as a result of a rollover from a non-Roth IRA (a “conversion”).

6.        No contributions will be accepted under a SIMPLE IRA plan established by any employer pursuant to § 408(p). Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the 2-year period beginning on the date the Annuitant first participated in that employer’s SIMPLE IRA.

7.        No amount is required to be distributed prior to the death of the Annuitant for whose benefit the Policy was originally established.

8.        Upon the death of the Annuitant, his or her entire interest will be distributed at least as rapidly as follows:

(i) If the designated Beneficiary is someone other than the Annuitant’s surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Annuitant’s death, over the remaining life expectancy of the designated Beneficiary, with such life expectancy determined using the age of the Beneficiary as of his or her birthday in the year following the year of the Annuitant’s death, or, if elected, in accordance with paragraph (iii) below.

(ii) If the Annuitant’s sole designated Beneficiary is the Annuitant’s surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Annuitant’s death (or by the end of the calendar year in which the Annuitant would have attained age 70 1/2, if later), over such spouse’s life, or, if elected, in accordance with paragraph (iii) below. If the surviving spouse dies before required distributions commence to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse’s death, over the spouse’s designated Beneficiary’s remaining life expectancy determined using such Beneficiary’s age as of his or her birthday in the year following the death of the spouse, or, if elected, will be distributed in accordance with

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paragraph (iii) below. If the surviving spouse dies after required distributions commence to him or her, any remaining interest will continue to be distributed under the payment option chosen.

 (iii) If there is no designated Beneficiary, or if applicable by operation of paragraph (i) or (ii) above, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of the Annuitant’s death (or of the spouse’s death in the case of the surviving spouse’s death before distributions are required to begin under paragraph (ii) above) .

9.          Life expectancy is determined using the Single Life Table in Q&A-l of § 1.401(a)(9)-9 of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole designated Beneficiary, such spouse’s remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse’s age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the Beneficiary’s age in the year specified in paragraphs 8(i) or (ii) and reduced by 1 for each subsequent year.

10.        The “interest” in the Roth IRA includes the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and -8 of § 1.408-8 of the Income Tax Regulations and the actuarial value of any other benefits provided under the Roth IRA, such as guaranteed death benefits.

11.        For purposes of paragraph 8(ii) above, required distributions are considered to commence on the date distributions are required to begin to the surviving spouse under such paragraph. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of § 1.401(a)(9)-6T of the Temporary Income Tax Regulations, then required distributions are considered to commence on the annuity starting date.

12.        If the sole designated Beneficiary is the Annuitant’s surviving spouse, the spouse may elect to treat the Roth IRA as his or her own Roth IRA. This election will be deemed to have been made if such surviving spouse makes a contribution to the Roth IRA or fails to take required distributions as a Beneficiary.

13.        Notwithstanding any provision of this Roth IRA to the contrary, the distribution of the Annuitant’s interest in the Roth IRA shall be made in accordance with the requirements of Code § 408(b)(3), as modified by § 408A(c)(5), and the regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the interest in the Roth IRA (as determined under section 10) must satisfy the requirements of Code § 408(a)(6), as modified by § 408A(c)(5), and the regulations thereunder, rather than the distribution rules in sections 7,8, and 9.

14.        Any refund of Purchase Payments, other than refunds attributable to excess contributions, will be applied before the close of the calendar year following the year of the refund toward future Purchase Payments or the purchase of additional benefits.

15.        The issuer of a Roth IRA shall furnish annual calendar year reports concerning the status of the annuity and any information concerning required minimum distributions that may be

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required by the Commissioner of Internal Revenue.

16.        The Annuitant acknowledges and agrees that it is his or her responsibility — and not the responsibility, of United Investors Life Insurance Company—to comply with the contribution limits and the required distribution rules set forth herein.

17.        If the provisions of the Internal Revenue Code relating to Individual Retirement Annuities (IRA) are changed or amended from time to time, the language of this endorsement may be more or less restrictive than allowed by the Internal Revenue Code. In such case, the current provisions of the Internal Revenue Code will apply. We may amend this Policy from time to time to comply with the provisions of the Code, related regulations, and other published guidance.

In witness whereof, we have caused this endorsement to be effective as of the date of issue of the Policy to which it is attached.

Secretary	President

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